Exhibit 10.17

DESRI INC.

DEFERRED COMPENSATION PLAN

DESRI INC.

DEFERRED COMPENSATION PLAN

Article I.
Purpose

Section 1.1    This DESRI Inc. Deferred Compensation Plan sets forth the arrangements applicable to deferred compensation awards granted by the Grantor to Participants. The Plan is intended to provide deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2) of ERISA.

Section 1.2     Capitalized terms are defined in Article VIII below.

Article II.
Eligibility and Participation

Section 2.1     Participants in the Plan are those employees of a member of the DESRI Group who are party to an Employment Agreement that specifies that such employee shall participate in the Plan (including by virtue of holding any DESCO Deferred Amount (as defined in Section 3.5 below)), whose Employment Agreement provides for the deferral of compensation subject to the Plan, or who are otherwise designated by their direct employer to participate in the Plan.

Article III.
Amounts Deferred

Section 3.1     Deferred Compensation Awards. Each of the amounts deferred with respect to a Participant pursuant to Sections 3.2 and 3.3 below and each DESCO Deferred Amount is, for purposes of this Plan, a separate “Deferred Compensation Award” with respect to such Participant.

Section 3.2     Mandatory Deferred Compensation. A portion of a Participant’s year-end bonus, if any, for each Performance Year shall be deferred in accordance with the applicable Deferral Schedule.

Section 3.3     Supplemental Deferred Compensation. The Supplemental Deferred Compensation, if any, awarded to a Participant shall be deferred in its entirety in addition to any amount of Mandatory Deferred Compensation that is mandatorily deferred in accordance with the applicable Deferral Schedule.

Section 3.4     Accounts. Separate notional accounts shall be maintained for a Participant’s Mandatory Deferred Compensation and Supplemental Deferred Compensation for each Performance Year. Such accounts are referred to as the “Mandatory Deferred Compensation Account” and “Supplemental Deferred Compensation Account,” respectively, and may be divided into any number of sub-accounts as determined by the Plan Administrator in its sole and absolute discretion. A Participant’s Mandatory Deferred Compensation Account and Supplemental Deferred Compensation Account shall include such Participant’s DESCO Deferred Amounts, as applicable. Amounts shall be credited to the applicable Deferred Compensation Account at the time the related compensation is allocated or paid to the Participant, including without limitation, in the case of Supplemental Deferred Compensation, at the time such Supplemental Deferred Compensation is to be awarded, provided that returns shall accrue with respect to the applicable Deferred Compensation Amount in accordance with Section 4.2.

Section 3.5     Treatment of Deferred Compensation deferred under DESCO Plans. With respect to any deferred compensation award under the D. E. Shaw Group Deferred Compensation Plan (the “DESCO Group Plan”) or the D. E. Shaw Group 2013 Deferred Compensation Plan for Specified Managers (the “DESCO Specified Manager Plan”) (a) that is outstanding and held by any Participant employed by a member of the DESRI Group as of the date this Plan becomes effective, (b) that relates to the 2021 Performance Year (or any prior Performance Year) or any other period of time prior to the beginning of the 2022 Performance Year, (c) that is scheduled to vest on or after January 1, 2022, and (d) that is assumed by the DESRI Group or a member thereof in connection with the DESRI IPO pursuant to a separate agreement or where the original “Grantor” under the DESCO Group Plan or the DESCO Specified Manager Plan, as applicable, is a member of the DESRI Group (each, a “DESCO Deferred Amount”), shall, as of the date this Plan becomes effective, be assumed under this Plan and shall be treated as if it were a Deferred Compensation Award under this Plan for the year for which it was deferred and shall vest and become payable at the times, and subject to the terms and conditions, set forth in this Plan, including without limitation Articles IV, V, and VI below (and shall be part of such Participant’s Mandatory Deferred Compensation Account or Supplemental Deferred Compensation Account, as applicable); provided that (x) to the extent the payment schedule applicable to any DESCO Deferred Amount prior to its assumption under this Plan differs from the payment schedule prescribed by the Plan, the payment schedule applicable to such DESCO Deferred Amount prior to its assumption under this Plan shall apply, and (y) a Participant’s Supplemental Deferred Compensation, if any, shall continue to vest as set forth in the employment agreement or written award agreement governing the amount of such Supplemental Deferred Compensation.

Article IV.
Return on Deferred Compensation

Section 4.1     Notional Investments. Subject to Section 5.3 below, a Participant’s Deferred Compensation in the Participant’s Deferred Compensation Account shall earn a return determined by the Plan Administrator based on the return of the particular investments designated and weighted by the Plan Administrator for this purpose, as if the amounts in the Participant’s Deferred Compensation Account were actually invested in the particular investments designated by the Plan Administrator. Such returns shall generally be computed after deduction of expenses incurred by the Plan Administrator or any other member of the DESRI Group in connection with such investments, to the extent applicable. Notwithstanding the foregoing, the Plan Administrator may change such investments and/or weightings at any point prior to, during, or following the Performance Year; provided that such change shall not impact earnings accrued on Deferred Compensation with respect to any date prior to such change. Each such determination shall be binding on the Grantor and all Participants. Notwithstanding anything to the contrary in this Section 4.1, any return that relates to any period of time before the Effective Date shall be determined in the manner such return would have been determined under the DESCO Group Plan or the DESCO Specified Manager Plan, as applicable based on the plan in which the applicable Participant participated immediately prior to the Effective Date, had the applicable Deferred Compensation Award (including any DESCO Deferred Award) been governed by the DESCO Group Plan or the DESCO Specified Manager Plan, as applicable, until the Effective Date.

Section 4.2     Calculation of Returns. Returns shall be calculated by the Plan Administrator as provided in Section 4.1 above. Each such computation shall be set forth in the books and records of the Plan Administrator, and shall be conclusive absent manifest error. For the avoidance of doubt, the return on a Participant’s Deferred Compensation may be negative, which would result in a corresponding reduction of the balance of the applicable Deferred Compensation Account. No return on a Participant’s Deferred Compensation shall be considered final until the financial records of the applicable investments are closed for the calendar year and any applicable audits have been completed, provided that such records shall be closed prior to the final payment date with respect to any vested Deferred Compensation Award. Returns on awards of Mandatory Deferred Compensation shall begin to accrue as of January 1 of the year following the Performance Year to which such award relates, provided that, notwithstanding the vesting provisions of Article V below, for any portion of a Participant’s Deferred Compensation Award actually deferred prior to the end of a particular Performance Year (pursuant to Article III above or otherwise), the return on such portion shall begin to accrue as of the first day of the month following such actual deferral, unless such actual deferral occurs on the first U.S. business day of a month, in which case the return shall begin to accrue as of the first day of such month.

Article V.
Vesting and Forfeiture

Section 5.1     Vesting of Principal. As of the Effective Date, subject the applicable Participant satisfying certain requirements in connection with the DESRI IPO, the full principal balance of each Deferred Compensation Award (other than each Excluded Award) held by such Participant shall be deemed vested as of the Effective Date. For the avoidance of doubt, each Excluded Award shall not be deemed to vest as of the Effective Date.

With respect to any Deferred Compensation Award that remains unvested as of the Effective Date, except as expressly set forth in a Participant’s applicable Employment Agreement or Written Award Agreement, one-third of the principal balance of a Participant’s Deferred Compensation Award with respect to a Performance Year shall vest on December 31 of each of the three calendar years immediately following the calendar year in which the Performance Year ends, but only if such Participant remains employed by a member of the DESRI Group on the last day of the applicable calendar year. For the avoidance of doubt, any portion of a Deferred Compensation Award actually deferred prior to the end of a year pursuant to Section 3.4 above shall be deemed for purposes of the vesting provisions of this Article V above to have been deferred as of the end of such year.

Section 5.2     Vesting of Return. The return, if any, on each Deferred Compensation Award shall vest as of the later of (a) the time the associated Deferred Compensation Award principal balance vests, and (b) the time such return accrues pursuant to Article IV above.

Section 5.3     Vesting and Forfeiture upon Termination of Employment. Except as expressly set forth in a Participant’s applicable Employment Agreement or Written Award Agreement and solely with respect to awards of Supplemental Deferred Compensation set forth in such agreements, the following provisions shall apply with respect to the vesting and forfeiture of Deferred Compensation Awards upon termination of a Participant’s employment:

(a)          Full Vesting Terminations. Notwithstanding Section 5.1 above, in the event of (i) termination of a Participant’s employment with all members of the DESRI Group by reason of Permanent Disability or Permanent Retirement, as the Plan Administrator shall determine in its sole and absolute discretion, (ii) termination of a Participant’s employment by Mutual Agreement, as the Plan Administrator shall determine in its sole and absolute discretion, (iii) involuntary termination of a Participant’s employment with all members of the DESRI Group by reason other than for Cause, as the Plan Administrator shall determine in its sole and absolute discretion, or (iv) a Participant’s death, all unvested Deferred Compensation Awards held in such Participant’s Deferred Compensation Account and any associated return on such Participant’s Deferred Compensation Awards shall immediately vest, and shall become payable to such Participant (or such Participant’s beneficiary or the executors, administrators, or other legal representatives of such Participant or such Participant’s estate, as the case may be) in accordance with the originally scheduled deferred compensation payment dates pursuant to Section 6.1 below as if such Participant had remained employed through the end of the applicable calendar year, provided that:

(1)          the payment of any amount shall be subject to the Participant’s not having materially breached the Participant’s post-employment obligations or obligations triggered by a termination of employment, in each case contained in the Participant’s Employment Agreement or any other written agreement with a member of the DESRI Group;

(1)          the payment of any amount shall be subject to the Participant’s not having materially breached the Participant’s post-employment obligations or obligations triggered by a termination of employment, in each case contained in the Participant’s Employment Agreement or any other written agreement with a member of the DESRI Group;

(2)          in the case of the Participant’s Permanent Retirement, if the Participant does not remain permanently retired (including without limitation from self-employment, but excluding the Participant’s return to employment with any member of the DESRI Group), the Plan Administrator may in its sole and absolute discretion treat such termination as a temporary retirement subject to the provisions of Section 5.3(b) below rather than this Section 5.3(a);

(3)          in the case of termination of the Participant’s employment by Mutual Agreement, the payment of any amount shall also be subject to the Participant’s compliance with the terms of any agreement between the Participant and the Grantor or any other member of the DESRI Group entered into in connection with such termination and the terms and provisions of the Mutual Agreement, unless otherwise agreed by the Plan Administrator at the time of such termination; and

(4)          except in the case of death, the payment of any amount shall also be subject to the Participant’s execution, delivery, and non-revocation within 45 days of such termination of a release of the members of the DESRI Group in a form provided by the Plan Administrator.

In the event of a termination of a Participant’s employment pursuant to this Section 5.3(a), beginning at the last time any return was posted to the Participant’s Deferred Compensation Account at or prior to such termination, such Participant’s Deferred Compensation (including without limitation any Deferred Compensation Award that, as described in Section 5.1 above, is vested as of the Effective Date) shall cease to earn returns under Article IV above and instead shall earn a return equal to the Federal Funds Rate for the remainder of the period until such Deferred Compensation is paid to such Participant pursuant to Article VI below, unless otherwise determined by the Plan Administrator in its sole and absolute discretion at the time of such termination, provided that, upon termination for Permanent Retirement, a Participant shall continue to earn returns under Article IV above unless otherwise determined by the Plan Administrator in its sole and absolute discretion at the time of such termination. The Plan Administrator may, at any time in its sole and absolute discretion, change the earnings from the Federal Funds Rate to that set forth in Article IV above, or vice versa, as applicable, provided that such change shall not impact earnings accrued on a Participant’s Deferred Compensation prior to such change.

(b)	Non-Vesting Terminations, Forfeiture.

(1)          Other Terminations. Notwithstanding Section 5.1 above, in the event of termination of a Participant’s employment for any other reason other than those described in Section 5.3(a) above (again, as the Plan Administrator shall determine in its sole and absolute discretion), including without limitation termination of a Participant’s employment for Cause, temporary retirement, or voluntary termination, all unvested Deferred Compensation Awards held in such Participant’s Deferred Compensation Account and any return on such unvested Deferred Compensation Awards, whether or not posted to such Participant’s account, shall be forfeited, and such Participant shall have no right or interest in such Deferred Compensation Awards or return. Any Deferred Compensation paid or payable to the Participant for a period during which the Participant was Permanently Retired (as determined by the Plan Administrator in its sole and absolute discretion) shall not be recovered from the Participant and shall, if then unpaid, be paid at the time designated in Article VI below; provided, however, that any Deferred Compensation paid to the Participant (i) for a period during which the Participant was (in whole or in part) not Permanently Retired (as determined by Plan Administrator in its sole and absolute discretion) and (ii) to which the Participant would not have been entitled following a termination for any other reason other than those described in Section 5.3(a) above shall be immediately payable by the Participant upon demand by the Plan Administrator with interest from the date of payment to the Participant, as computed using the broker’s call rate of a broker selected by the Plan Administrator in its sole and absolute discretion and otherwise as computed by the Plan Administrator in its sole and absolute discretion.

(2)          Special Rule for Forfeiture upon Permanent Retirement for Supplemental Deferred Compensation Accounts. Notwithstanding any other provision of this Article V, in the event of a Participant’s Permanent Retirement, all unvested Deferred Compensation Awards held in such Participant’s Supplemental Deferred Compensation Account and any associated return on such Deferred Compensation Awards, whether or not posted to the Participant’s Supplemental Deferred Compensation Account, shall be forfeited and the Participant shall have no right or interest in such Deferred Compensation Awards or return.

(3)          Special Rule for Forfeiture Upon Occurrence of Cause. Notwithstanding the other provisions of this Plan and regardless of the reason for the termination of a Participant’s employment, if Cause has occurred prior to or as of the final date of such Participant’s employment, as determined by the Plan Administrator in its sole discretion, then such termination shall be, and shall be classified by the Plan Administrator as, an involuntary termination of the Participant’s employment for Cause.

Article VI.
Payment

Section 6.1     General Payment Schedule. Payment of a Participant’s Deferred Compensation Account shall be made as follows: With respect to the portions (if any) of each Participant’s Deferred Compensation Account that vest at the end of a particular calendar year pursuant to Article V above (excluding for such purpose any amounts vested on an accelerated basis pursuant to Section 5.3 above or deemed vested as of the Effective Date pursuant to the first paragraph of Section 5.1 above, which such amounts shall be payable in the amounts and on the dates that each portion of such vested Deferred Compensation would have become payable were such vested Deferred Compensation still subject to the schedule of vesting set forth in the second paragraph of Section 5.1 above), (a) an amount equal to 90 percent of (1) each such portion together with (2) the positive or negative return associated with each such portion as of December 17 of such year, as such positive or negative return appears at such time on the books and records of the Plan Administrator (the “Initial Payment”), shall be paid to the Participant by the Grantor on the last business day on or before December 31 of such year; and (b) an amount equal to 100 percent of (1) (i) each such portion together with (ii) the positive or negative return associated with each such portion as of the end of such year, as such positive or negative return appears on the books and records of the Plan Administrator as at the end of such year (such amount, the “Total Amount”), minus (2) the Initial Payment for such year, shall be paid to the Participant by the Grantor on a date within the next year to be determined by the Plan Administrator in its sole and absolute discretion, which date shall ordinarily be no later than 30 days following the determination of the return on each such deferred amount for such year and after all related accounting work and audits have been determined by the Plan Administrator, in its sole and absolute discretion, to have been completed, or as soon thereafter within such calendar year as the Plan Administrator determines in its sole and absolute discretion is practicable; provided, however, that notwithstanding the foregoing, any payment of any amount shall for all purposes of this Plan be deemed to be made on a timely basis if paid on such other date permitted by Section 409A of the Code as determined in the sole and absolute discretion of the Plan Administrator (it being understood that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment). To the extent that the Plan Administrator determines after finalization of the calculation of the return with respect to a Deferred Compensation Award that the Initial Payment exceeded the Total Amount to which the Participant is entitled in respect of such Deferred Compensation Award, then the Plan Administrator shall be entitled to deduct such excess from any other compensatory payment (other than deferred compensation subject to Section 409A of the Code) due to be made by the Plan Administrator or the Grantor to such Participant to the extent permitted by applicable law, or may demand that the Participant return such excess to the Plan Administrator or the Grantor, and the Participant shall be obligated to return such excess upon demand.

Section 6.2     Accelerated Payment upon Death. Notwithstanding Sections 5.1 or 5.3(a) above, in the event of a Participant’s death, all unpaid Deferred Compensation Awards held in such Participant’s Deferred Compensation Account at the time of such death, and any associated return on such Deferred Compensation Awards as of the end of the month in which the death occurs, shall become payable to the Participant (or the Participant’s beneficiary or the executors, administrators, or other legal representatives of the Participant or the Participant’s estate, as the case may be) within 90 days of the Participant’s death.

Article VII.
Changes to the Plan; Deferred Compensation Structure

Section 7.1     General. The Plan Administrator at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. No amendment, modification, termination, or suspension of the Plan shall in any manner adversely affect any Deferred Compensation Award previously granted under the Plan without the consent of the Participant holding such Deferred Compensation Award or the consent of a majority of Participants holding similar Deferred Compensation Awards (such majority to be determined based on the principal amount covered by such Deferred Compensation Awards); provided that the Plan Administrator shall have the sole and absolute discretion to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any Deferred Compensation, provided that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). Notwithstanding the preceding sentence, except as expressly limited by a written agreement to which a Participant is a party (and, in such case, only as to such Participant), the Plan Administrator may in its sole and absolute discretion, change any of the terms of this Plan, in each case effective as of the beginning of any Performance Year after the calendar year in which the change is made, including without limitation:

(a)          changing the method of calculation applicable to the Participant’s Deferred Compensation Award for the Performance Year;

(b)          increasing, decreasing, or eliminating the amount of Deferred Compensation Awards for the Performance Year;

(c)          changing the vesting or payment schedule applicable to a Deferred Compensation Award for the performance year; and

(d)          modifying the date of calculation of, or percentage of vested Deferred Compensation Award paid pursuant to, the Initial Payment;

provided that no such change would result in imposition of an additional tax under Section 409A of the Code.

Any such change in compensation shall be deemed to modify this Plan and any applicable provisions of the Employment Agreement or Written Award Agreement. In the absence of any such change, the method of calculating the Participant’s Deferred Compensation under this Plan shall remain the same as it was during the prior Performance Year.

The authority of the Plan Administrator pursuant to this Section 7.1 is in addition to its authority to effect changes pursuant to Section 4.1 above or any other provisions of this Plan.

Notwithstanding the foregoing, no change pursuant to this Section 7.1, Section 4.1 above, or any other provision of this Plan shall accelerate or postpone the payment of any portion of the Participant’s Deferred Compensation Account pursuant to Article VI above except as permitted in compliance with Section 409A of the Code.

Section 7.2     Amendments by Reason of Section 409A or Section 457A of the Code. Notwithstanding any other provision of the Plan, the Plan Administrator reserves the right to make any amendments to the Plan if, in the sole and absolute discretion of the Plan Administrator, such amendments become necessary or advisable as a result of changes in law or regulation or to avoid the imposition of any additional taxes under Section 409A or Section 457A of the Code.

Article VIII.
Definitions

Whenever used herein, the following terms shall have the respective meanings set forth below:

“Cause” means cause, as the Plan Administrator shall determine in its sole and absolute discretion, provided that, if a Participant is party to an Employment Agreement that provides a definition of cause, then for purposes of this Plan with respect to such Participant, the term “Cause” shall have the meaning set forth in such agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Covered Person” means any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder, owner, affiliate, or assignee of any member of the DESRI Group, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder, owner, affiliate, or assignee of any of the foregoing; provided that the term “Covered Persons” in relation to any Participant shall exclude that Participant.

“Deferral Schedule” means Annex A to the Plan. Pursuant to Article VII above, the provisions of Annex A applicable to any Performance Year may be amended by the Plan Administrator or the Grantor in its sole and absolute discretion at any time prior to the commencement of the Performance Year to which it applies. The Plan Administrator or the Grantor may provide for different versions of Annex A that apply to different categories of Participants, or to any single Participant, or to any group of Participants as determined by the Plan Administrator or the Grantor in its sole and absolute discretion at any time prior to the commencement of the Performance Year to which it applies.

“Deferred Compensation” means Mandatory Deferred Compensation and Supplemental Deferred Compensation (in each case, including applicable DESCO Deferred Amounts).

“Deferred Compensation Account” means the Mandatory Deferred Compensation Account and the Supplemental Deferred Compensation Account (for the avoidance of doubt, in each case, including applicable DESCO Deferred Amounts).

“Deferred Compensation Award” has the meaning set forth in Section 3.1 above.

“DESCO Deferred Amount” has the meaning set forth in Section 3.5 above.

“DESCO Group Plan” has the meaning set forth in Section 3.5 above.

“DESCO Specified Manager Plan” has the meaning set forth in Section 3.5 above.

“DESRI Group” means, collectively: (a) DESRI Project Management Services, L.L.C., and DESRI Inc.; (b) any entity, trust, or unincorporated association that any of the foregoing owns, directly or indirectly and in whole or in part, or for which any of the foregoing acts, directly or indirectly, as general partner, manager, managing member, investment manager, or management company; and (c) any subsidiary (whether direct or indirect) of any of the foregoing.

“DESRI IPO” has the meaning set forth in Section 9.8 below.

“D. E. Shaw Group” means, collectively: (a) D. E. Shaw & Co., L.P. and D. E. Shaw & Co., L.L.C.; (b) D. E. Shaw & Co., Inc. and D. E. Shaw & Co. II, Inc. (the general partner and managing member, respectively, of the foregoing); (c) any entity, trust, or unincorporated association that any of the foregoing owns, directly or indirectly and in whole or in part, or for which any of the foregoing acts, directly or indirectly, as general partner, manager, managing member, investment manager, or management company, including without limitation D. E. Shaw Research, LLC and D. E. Shaw Technology Development, LLC (D. E. Shaw Research, LLC’s managing member); (d) any affiliate of any of the foregoing or of David E. Shaw; and (e) any other entity designated by the Plan Administrator as a member of the D. E. Shaw Group.

“Effective Date” has the meaning set forth in Section 9.8 below.

“Employment Agreement” means a written employment agreement between a Participant and a member of the DESRI Group, as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1972, as amended from time to time.

“Excluded Award” means each Deferred Compensation Award set forth on Exhibit A of the Plan.

“Federal Funds Rate” means, as of any day of determination, the daily federal funds (effective) rate released by the U.S. Federal Reserve, as determined by the Plan Administrator in its sole and absolute discretion for such day.

“Governmental Authority” means any domestic or foreign nation, government, state or other political subdivision thereof, any entity legally exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any self-regulatory authority (such as a stock or option exchange or securities self-regulatory organization), governmental authority, agency, commission, department, board, or instrumentality, and any court or administrative tribunal of competent jurisdiction.

“Grantor” means the member of the DESRI Group that is the direct employer of the Participant or that has been designated by the Plan Administrator as the grantor of any Deferred Compensation Award.

“Initial Payment” has the meaning set forth in Section 6.1 above.

“Initial Performance Year” shall mean the calendar year in which a Participant first became employed by the Plan Administrator or the Grantor or, if later, first became eligible to participate in this Plan, or such shorter or longer period as may be designated as an “Initial Performance Year” in the Participant’s Employment Agreement.

“Mandatory Deferred Compensation” means any Deferred Compensation Award in respect of a mandatorily deferred portion of a year-end bonus that is unpaid, including any applicable DESCO Deferred Amounts that are unpaid as of the Effective Date.

“Mandatory Deferred Compensation Account” has the meaning set forth in Section 3.4 above.

“Mutual Agreement” means a written mutual agreement between a Participant and a member of the DESRI Group that designates the termination of such Participant’s employment with such member of the DESRI Group as a mutual agreement pursuant to this Plan and that is approved in writing by the Plan Administrator, acting in its sole and absolute discretion.

“Participant” means any employee described in Section 2.1 above.

“Performance Year” means each of a Participant’s Initial Performance Year and each subsequent calendar year in which such Participant earns a Deferred Compensation Award.

“Permanent Disability” shall have the meaning set forth in the long-term disability policy applicable to a Participant’s direct DESRI Group employer, or if no such policy is in effect, shall mean a Participant’s inability to perform the duties of such Participant’s employment by reason of a medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, provided that if a Participant is party to an Employment Agreement that provides a definition of “permanent disability” or “disability” that differs from that set forth in the Standard Employment Agreement then, for purposes of the Plan with respect to such Participant, the term “Permanent Disability” shall have meaning set forth in such agreement.

“Permanent Retirement” means permanent retirement by a Participant from all employment (including, without limitation, self-employment), provided that if a Participant is party to an Employment Agreement that provides a definition of “permanent retirement” that differs from that set forth in the Standard Employment Agreement then, for purposes of the Plan with respect to such Participant, the term “Permanent Retirement” shall have meaning set forth in such agreement.

“Person” means any individual, corporation, partnership, association, limited liability company, joint venture, trust, unincorporated organization, organization similar to the foregoing, or Governmental Authority.

“Plan” means this DESRI Inc. Deferred Compensation Plan.

“Plan Administrator” means DESRI Inc.

“Section 409A of the Code” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance under that section, in each case as in effect from time to time or interpreted through further administrative guidance.

“Section 457A of the Code” means Section 457A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance under that section, in each case as in effect from time to time or interpreted through further administrative guidance.

“Separation From Service” means a Participant’s separation from service within the meaning of Section 409A of the Code.

“Standard Employment Agreement” means the standard form of employment agreement for new employees of the Participant’s direct DESRI Group employer at the time the Participant commenced employment with the DESRI Group.

“Supplemental Deferred Compensation” means any bonus or incentive compensation payable to a Participant that is required to be deferred pursuant to an Employment Agreement or another written agreement or arrangement with a member of the DESRI Group including without limitation (a) any bonus payable to a Participant and designated as a one-time special deferred bonus pursuant to the Participant’s Employment Agreement or Written Award Agreement, (b) any bonus payable to a Participant and designated as a one-time special deferred replacement award pursuant to the Participant’s Employment Agreement or Written Award Agreement, and (c) any bonus payable to a Participant and designated as additional deferred compensation pursuant to a Written Award Agreement, in each case (i) other than Mandatory Deferred Compensation and any other amount that is expressly excluded from the provisions of this Plan and (ii) including any applicable DESCO Deferred Amounts that are unpaid as of the Effective Date.

“Supplemental Deferred Compensation Account” has the meaning set forth in Section 3.4 above.

“Total Amount” has the meaning set forth in Section 6.1 above.

“Written Award Agreement” means a written document pursuant to which a deferred bonus award was made to a Participant by a member of the DESRI Group (or, with respect to any applicable DESCO Deferred Amount, by a member of the D. E. Shaw Group).

Article IX.
Miscellaneous Provisions

Section 9.1     Administration. The Plan Administrator shall be responsible for the administration of the Plan. The Plan Administrator may prescribe, amend, and rescind rules and regulations relating to the administration of the Plan, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Plan Administrator, the Grantor, or any other member of the DESRI Group, and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Plan Administrator under the Plan shall be exercised by the Plan Administrator in its sole and absolute discretion. Determinations, interpretations, or other actions made or taken by the Plan Administrator under the Plan or under Deferred Compensation Awards granted under the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

Section 9.2     Delegation by the Plan Administrator. All of the powers, duties, and responsibilities of the Plan Administrator specified in this Plan may be exercised and performed by the Plan Administrator or any duly constituted committee of the Plan Administrator or any other person or group of persons (acting together or separately), in each case to the extent authorized by the Plan Administrator to exercise and perform such powers, duties, and responsibilities, and any determination, interpretation, or other action taken by such committee or person or group of persons shall have the same effect hereunder as if made or taken by the Plan Administrator.

Section 9.3     Tax Withholding. The Plan Administrator, the Grantor, and any other member of the DESRI Group that has employed a Participant shall have the power to withhold, or to require a Participant to remit to the Plan Administrator, the Grantor, or such member of the DESRI Group, an amount in cash sufficient to satisfy all U.S. federal, state, local, and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any Deferred Compensation Award granted under the Plan and any associated return.

Section 9.4     No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Plan Administrator or the Grantor to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of any member of the DESRI Group.

Section 9.5     No Rights to Damages. Nothing in the Plan shall impose upon the Plan Administrator, the Grantor, or any member of the DESRI Group any liability in connection with the provision, loss, or payment of benefits or rights under this Plan; the exercise of discretion under the Plan; or the failure or refusal of any person to exercise discretion under the Plan, in each case, to the extent such exercise, failure, or refusal is permitted by the terms and provisions of the Plan. No Person shall have any obligation under this Plan except the Grantor, and the obligations of the Grantor arising under (or relating to) this Plan shall be without recourse to any other Covered Person, and no such other Covered Person shall have any liability, in such capacity or otherwise, for the obligations of the Grantor. No Participant may seek to recover from any Person (including without limitation any member of the DESRI Group) any losses that the Participant may suffer as a result of, arising out of, and/or in connection with this Plan. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING IN THIS PLAN TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO COVERED PERSON SHALL BE LIABLE TO ANY PERSON FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES.

Section 9.6     Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Plan Administrator or the Grantor, as the case may be. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

Section 9.7     Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Plan Administrator, the Grantor, or any member of the DESRI Group from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any Deferred Compensation Award or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.

Section 9.8     Term of Plan. DESRI Inc. (the ultimate parent of the DESRI Group) plans to execute an initial public offering of its equity securities during calendar year 2022 (the “DESRI IPO”). The Plan shall be effective as immediately prior to the completion of the DESRI IPO on the date of the DESRI IPO (the “Effective Date”), and shall continue in effect until terminated by the Plan Administrator in its sole and absolute discretion. The provisions of the Plan shall continue thereafter to govern all unpaid Deferred Compensation Awards as of the termination of the Plan.

Section 9.9     409A and 457A Compliance. Where reasonably possible and practicable, the Plan shall be administered and interpreted in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code and 457A of the Code. Notwithstanding the foregoing, no member of the DESRI Group shall have any liability to any person in the event Section 409A of the Code or Section 457A of the Code applies to any payments hereunder in a manner that results in adverse tax consequences for a Participant or any of a Participant’s beneficiaries or transferees. Each payment made under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code, and the right to a return on a Deferred Compensation Award shall be treated as a right to earnings separate and distinct from the right to the underlying deferred amount for purposes of Section 409A of the Code. The Plan Administrator shall have full authority to give effect to the intent of this Section 9. Notwithstanding anything else contained in this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, any payment required to be made to the Participant hereunder upon or following the Participant’s Separation of Service shall be delayed until after the six month anniversary of the Participant’s Separation from Service to the extent necessary to comply with, and avoid imposition on the Participant of any tax penalty imposed under, Section 409A of the Code. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten day period following the six month anniversary of the Separation from Service.

Section 9.10   Relationship of the Parties. The relationship between the Grantor and a Participant hereunder is agreed to be solely that of employee and employer. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.

Section 9.11   Governing Law. This Plan and its enforcement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Section 9.12   Severability. The holding of any provision of this Plan to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Plan, which shall remain in full force and effect.

Section 9.13   Waiver. The failure of a party to insist upon strict adherence to any term of this Plan on any occasion or occasions shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.

Section 9.14   Entire Terms. Except to the extent expressly specified herein, this Plan contains all of the terms applicable to the deferral of the Participant’s compensation and shall supersede any prior verbal or written agreement or understanding between the Participant and the Plan Administrator, the Grantor or any other member of the DESRI Group with respect to the deferral of the Participant’s compensation that is inconsistent with this Plan or that would not be in compliance with Section 409A of the Code.

Section 9.15   Assignment. Except as otherwise provided in this Section 9.15, this Plan shall inure to the benefit of and be binding upon the parties referred to in this Plan and their respective heirs, representatives, successors, and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant or the Participant’s beneficiaries or legal representatives without the Plan Administrator or the Grantor’s prior written consent; provided, however, that nothing in this Section 9.15 shall preclude a Participant from designating a beneficiary to receive any benefit payable hereunder upon such Participant’s death, or the executors, administrators, or other legal representatives of a Participant or a Participant’s estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Plan Administrator or the Grantor to a subsidiary or affiliate of the Plan Administrator; to any corporation, partnership, or other entity that may be organized by the Plan Administrator or its officers, as a separate business unit in connection with the business activities of the Plan Administrator or of its officers; or to any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of the Plan Administrator or the Grantor with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Plan Administrator’s or the Grantor’s business or assets may be sold, exchanged, or transferred.

Section 9.16   Third Party Beneficiaries. Each of the entities in the DESRI Group is a third-party beneficiary of this Plan.

Section 9.17   No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

Section 9.18   No Coercion or Duress. By accepting a Deferred Compensation Award under this Plan, each Participant acknowledges and agrees that (a) the Participant has full understanding of the nature and extent of the agreements and provisions contained or referenced herein, (b) because of the nature of the Plan Administrator’s business, this Plan would not be adopted without the agreements and provisions contained or referenced herein, (c) the Participant is accepting such Deferred Compensation Award voluntarily and of the Participant’s own free will in order to obtain the benefits of employment, continued employment, and additional compensation by the Plan Administrator or the Grantor, and (d) the Participant has not been induced to accept such Deferred Compensation Award through any coercion or duress.

Section 9.19   Headings. The Article and Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.

Section 9.20   Rules of Construction. The fact that this Plan was drafted by the Plan Administrator shall not be taken into account in interpreting or construing any provision of this Plan.

Section 9.21   Payments to Estate. In the case of a Participant’s death or disability, any amounts payable to the Participant under this Plan may be paid to the Participant’s beneficiary or the executors, administrators, or other legal representatives of the Participant or the Participant’s estate, as the case may be.

Annex A

Deferral Schedules for the 2021 Performance Year
and each subsequent Performance Year

Note: The provisions of Annex A applicable to any Performance Year may be amended by the Plan Administrator or the Grantor in its sole and absolute discretion at any time prior to the commencement of the Performance Year to which it applies as provided in the Plan. “Applicable Compensation” shall have the meaning set forth below.

FOR THE 2021 PERFORMANCE YEAR:

For purposes of the 2021 Performance Year, the amount of each Participant’s Mandatory Deferred Compensation shall be determined in accordance with the terms and conditions of the DESCO Group Plan or the DESCO Specified Manager Plan, as applicable based on the plan in which the applicable Participant participated for the 2021 Performance Year, as such terms and conditions were in effect for the 2021 Performance Year.

FOR THE 2022 PERFORMANCE YEAR AND EACH SUBSEQUENT PERFORMANCE YEAR:

For purposes of the 2022 Performance Year and each subsequent Performance Year, the amount of each Participant’s Mandatory Deferred Compensation shall be $0.